Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: GIL ALLON, CEO
221 LATHROP WAY, SUITE I	ARIEL SHENHAR, CFO
SACRAMENTO, CA 95815	(916) 646-2020
INVESTOR RELATIONS TODD FROMER / GARTH RUSSELL KCSA Strategic Communications 212-896-1215 / 212-896-1250

OPHTHALMIC IMAGING SYSTEMS REPORTS FOURTH QUARTER AND YEAR END 2007 RESULTS

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Company Reports 25th Consecutive Profitable Quarter

SACRAMENTO, CALIF., MARCH 19, 2008 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI) today reported financial results for the quarter and year ended December 31, 2007.

For the year ended December 31, 2007, OIS reported net revenues of $14.5 million compared with net revenues of $15.8 million for 2006. Net income for the year ended December 31, 2007 was $1.6 million, or $0.09 per basic and diluted share compared with net income of $2.2 million, or $0.14 and $0.13 per basic and diluted share, respectively, for the prior year. Sales and net income growth during 2007 were partially offset by two large contracts received in 2006.

For the three months ended December 31, 2007, OIS reported net revenues of $3.6 million, compared with net revenues of $4.4 million for the same period in 2006. Net income for the fourth quarter of 2007 was $0.1 million, or $0.01 per basic and diluted share, compared with net income of $0.6 million, or $0.04 and $0.03 per basic and diluted share, respectively, for the fourth quarter of 2006.

As of December 31, 2007, OIS reported $7.6 million in cash and investments. This included approximately $2.75 million from the issuance of 6.5% convertible notes due 2010, which was conducted in October 2007. The Company reported $10.1 million in total shareholder equity as of December 31, 2007, compared to $8.2 million as of December 31, 2006.

Gil Allon, Chief Executive Officer of OIS, stated, “We experienced a softening in demand for our digital imaging equipment in the second half of 2007. While we are disappointed with our overall performance for the year, we have several exciting initiatives underway that will simplify our corporate structure, address a broader market opportunity and diversify our product lines within different markets.”

“As previously announced, we recently introduced a new, wholly owned subsidiary, Abraxas Medical Solutions, which simultaneously acquired the assets of AcerMed Inc. Abraxas will focus exclusively on strengthening our foothold in the multi-billion dollar Electronic Medical Records and Practice Management software market.

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815 USA	FAX 916.646.0207

Ophthalmic Imaging Systems

Press Release

March 19, 2008

We are making significant investments into Abraxas to complete development of its proprietary platform, and anticipate it to fully rollout its specialized offerings by the end of 2008. In addition, due to the acquisition of Abraxas, NextGen chose recently to discontinue its relationship with OIS, which will also affect our revenue and cash-flow over the short-term. For these reasons, we will be looking at 2008 as a transition year for OIS as a whole.”

“Also in 2007, we announced a non-binding agreement to acquire our majority shareholder, MediVision Medical Imaging. This merger will allow us to gain greater control over our research and development capabilities, sales and distribution in Europe, and simplify our capital structure. We anticipate closing this merger in the second half of 2008 once the deal is approved by the Board of Directors and shareholders of both companies,” concluded Mr. Allon.

OIS strengthened its Board of Directors in 2007 and the first quarter of 2008 with the appointment of three new independent board members, including Jonathan R. Phillips, William D. Greer, CPA, and Marc De Clerck. OIS’ Board of Directors currently has six members, four of which are independent.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

* * * C O N T I N U E D* * * * *

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815 USA	FAX 916.646.0207

Ophthalmic Imaging Systems

Press Release

March 19, 2008

Selected Financial Data

CONDENSED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2007	2006	2007	2006

NET REVENUES	$3,554,350	$4,402,016	$14,489,044	$15,797,163
COST OF SALES	$1,614,439	$1,580,947	$6,265,695	$6,545,792
GROSS PROFIT	$1,939,911	$2,821,069	$8,223,349	$9,251,371

SALES AND MARKETING	$1,038,673	$1,319,364	$3,494,926	$3,795,559
RESEARCH AND DEVELOPMENT	$461,612	$440,207	$1,631,220	$1,615,758
GENERAL AND ADMINISTRATIVE	$379,560	$501,799	$1,684,751	$1,696,147
TOTAL OPERATING EXPENSES	$1,879,845	$2,261,370	$6,810,897	$7,107,464
INCOME FROM OPERATIONS	$60,066	$559,699	$1,412,452	$2,143,907
INTEREST AND OTHER EXPENSE, NET	($12,523)	$46,317	$141,104	$75,852
NET INCOME BEFORE INCOME TAXES	$47,543	$606,016	$1,553,556	$2,219,759
INCOME TAXES	($50,600)	$17,741	($ 940)	$31,000
NET INCOME	$98,143	$623,757	$1,552,616	$2,250,759

BASIC NET INCOME PER SHARE	$0.01	$0.04	$0.09	$0.14

SHARES USED IN THE CALCULATION OF BASIC EARNINGS PER SHARE	16,847,627	16,282,249	16,682,773	16,090,610

DILUTED NET INCOME PER SHARE	$0.01	$0.03	$0.09	$0.13

SHARES USED IN THE CALCULATION OF DILUTED EARNINGS PER SHARE	17,815,988	18,084,017	18,023,500	17,797,162

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815 USA	FAX 916.646.0207

Ophthalmic Imaging Systems

Press Release

March 19, 2008

OPHTHALMIC IMAGING SYSTEMS

CONDENSED BALANCE SHEET

	AUDITED	AUDITED
	As of Dec 31,	As of Dec 31,
	2007	2006
ASSETS:
Cash and investments	7,630,284	6,163,857
Accounts receivable, net	2,535,843	3,108,727
Receivable from related parties	1,544,179	160,656
Inventories, net	746,342	808,238
Deferred tax asset	1,342,000	1,172,000
Prepaid and other current assets	507,732	180,744

TOTAL CURRENT ASSETS	14,306,380	11,594,222

Net property, plant and equipment	416,838	390,553
Restricted cash for line of credit	168,218	159,514
Licensing agreement	273,808	273,808
Prepaid products	460,000	160,000
Merge capitalization	527,327	—
Other assets	534,324	88,737

TOTAL ASSETS	16,686,895	12,666,834

CURRENT LIABILITIES:
Accounts payable	726,573	765,235
Notes payable current portion	1,029,643	11,204
Accrued liabilities	1,437,313	2,018,874
Customer deposits	55,435	310,768
Deferred warranty revenue	1,604,315	1,250,893

TOTAL CURRENT LIABILITIES	4,853,279	4,356,974

LONG TERM DEBT:
Line of credit	150,000	150,000
Notes Payable, less current portion	1,564,226	3,833

TOTAL LONG TERM DEBT	1,714,226	153,833

STOCKHOLDERS’ EQUITY:
Capital stock – common	16,474,720	16,255,077
Additional paid in capital	191,104	—
Accumulated deficit	($6,546,434)	($8,099,050)
TOTAL STOCKHOLDERS’ EQUITY	10,119,390	8,156,027

TOTAL LIABILITIES AND EQUITY	16,686,895	12,666,834

OIS	WWW.OISI.COM
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815 USA	FAX 916.646.0207